Exhibit 99.1

News Release	2009-27

Contact Dianne VanBeber Vice President, Investor Relations and Communications dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat Reports Second Quarter 2009 Results
Second Quarter 2009 Revenue of $642 Million Advances 10 Percent as Compared to Prior Year Period
Pembroke, Bermuda, 12 August 2009 Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three months and six months ended June 30, 2009.

Intelsat, Ltd. reported revenue of $642.5 million and a net loss of $32.7 million for the three months ended June 30, 2009. The company also reported Intelsat, Ltd. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $522.4 million, and New Bermuda Adjusted EBITDA[i] of $502.7 million, or 78 percent of revenue, for the three months ended June 30, 2009.

Intelsat, Ltd. reported revenue of $1.274 billion and a net loss of $590.4 million for the six months ended June 30, 2009. The net loss reflects in part non-cash charges of $499.1 million incurred in the first quarter of 2009 for orbital location impairments. The company also reported Intelsat, Ltd. EBITDA[i] of $498.1 million and New Bermuda Adjusted EBITDA[i] of $997.2 million, or 78 percent of revenue, for the six months ended June 30, 2009.

“Intelsat’s record Adjusted EBITDA in the second quarter of 2009 surpassed the $500 million level for the first time, reflecting attractive revenue growth and solid execution on cost management,” said Intelsat CEO Dave McGlade. “Our network services business and Intelsat General Corporation government business are thriving as a result of the demand for the communications infrastructure we provide for applications such as broadband networking, cellular backhaul, and mobility.”

“In the second quarter we entered into a significant long-term renewal in our media business, underscoring the value of our satellite neighborhoods and contributing to an increase in our backlog to $9.5 billion at June 30, 2009 from $8.7 billion at the end of the first quarter,” McGlade continued. “This growth in backlog reinforces the overall strength of our business across our customer sets, while also providing attractive visibility on future revenues and cash flows.”

Intelsat, Ltd.

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda  www.intelsat.com  T +1 441-294-1650  F +1 441-292-8300

Business Highlights

•

Intelsat continued to build the value of its regional media neighborhoods. African direct-to-home (DTH) television services provider, Multichoice, signed a long-term agreement for satellite capacity, extending and expanding its existing agreement on the Intelsat 7 satellite at 68.5 degrees East Longitude to the follow-on satellite, Intelsat 20, which is expected to be launched in early 2012.

•

Broadcasters continue to convert programming to the high definition (HD) standard. Asian broadcaster, NHK Global Media Services, Inc., renewed and expanded its agreement with Intelsat in order to roll out its news and entertainment programming in HD to the markets it serves around the world. Intelsat carries NHK’s signals on three of its satellites and through three of its teleports.

•

Intelsat’s network services business continued to reflect the demand from wireless operators for satellite-based infrastructure to support cellular networks. In the second quarter Intelsat signed agreements with Hughes Telecomunicacoes do Brasil and Intelig Telecomunicacoes Ltda. in South America, and with leading Senegal services provider, Sonatel, for cellular backhaul applications in Africa.

•

Corporate data networking applications and the need for broadband connectivity continue to drive demand for capacity from Intelsat’s network services business. In the second quarter of 2009, Intelsat expanded its current relationship with African corporate networking provider, Afsat Communications Limited, entering into a new agreement for service on the Galaxy 11 satellite and then the New Dawn satellite when it goes into service in 2011.

•

Intelsat’s eleven satellite construction and launch programs continue to progress. With respect to the two satellites expected to launch in 2009, the company indicated that the launch of Intelsat 14 is delayed to the fourth quarter, postponing the start of services for that satellite. The second 2009 launch, Intelsat 15, is scheduled for a Land Launch mission in the fourth quarter of 2009. The Land Launch mission is one of three committed launches for which Intelsat has contracted and paid deposits through Sea Launch, which filed for bankruptcy protection in June 2009.

•	Intelsat’s system average fill rate on its approximately 2,050 station-kept transponders was 85 percent at June 30, 2009.

Financial Results for the Three Months Ended June 30, 2009

Revenue for the three months ended June 30, 2009 increased by $57.6 million, or 10 percent, to $642.5 million as compared to $584.9 million for the three months ended June 30, 2008. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall favorable trends. Also reflected in the period was revenue of $21.9 million earned from the re-sale of a launch vehicle and related services, a business which we do not currently intend to pursue in the future. By service type, revenue increased or decreased due to the following:

•

Transponder services—an aggregate increase of $31.8 million, due primarily to a $19.9 million increase in revenue from network services customers, resulting from new business and strong renewals, primarily in the Latin America and Caribbean, the Europe and the Africa and Middle East regions, and a $12.6 million increase in revenues resulting from new services and strong renewals sold primarily to North American customers of the Intelsat General business, a portion of which was related to capacity resold from third parties.

•

Managed services—an aggregate increase of $4.0 million, due primarily to a $3.0 million increase in revenue from network services customers, resulting from new business and contract expansions in trunking and private line solutions and broadband services, primarily in the Africa and Middle East and the Europe regions, and a $1.7 million increase in revenue from customers of the Intelsat General business in the North America region.

•

Channel—a decrease of $2.0 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend that we expect will continue.

•

Mobile satellite services and other—an aggregate increase of $23.8 million, primarily due to increased revenues from professional and technical services performed for satellite operators and other satellite-related services customers, including $16.9 million in increased revenue from the completion of a re-sale of a launch vehicle during the second quarter of 2009, and $3.7 million and $2.3 million in increased revenue from sales of third-party usage-based mobile services and customer premises equipment, respectively, to customers of the Intelsat General business.

Total operating expenses for the three months ended June 30, 2009 increased by $10.6 million, or 3 percent, to $325.5 million as compared to $314.9 million for the same period in 2008. In addition to the changes related to the line items discussed below, unrealized gains on derivative financial instruments of $52.1 million decreased by $47.3 million as compared to $99.4 million in the second quarter of 2008. The resulting increase in operating expenses was more than offset by the absence of any impairment in asset value in the second quarter of 2009, as compared to a $63.6 million non-cash impairment of asset value incurred in the second quarter of 2008. Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $25.4 million, or 31 percent, to $107.3 million for the three months ended June 30, 2009 as compared to the three months ended June 30, 2008. The increase was due primarily to:

•	an increase of $13.0 million in cost of sales related to the re-sale of a launch vehicle by our satellite-related services business;

•	an increase of $6.3 million for purchases of fixed and mobile third-party capacity for services sold to our government business customers; and

•

an increase of $3.3 million in staff expenses, which included $1.8 million of costs related to the adoption of an amended share incentive plan by Intelsat’s corporate parent (the “2008 Share Plan”) and equity grants to employees recorded in the second quarter of 2009.

•

Selling, general and administrative expenses increased by $19.0 million, or 37 percent, to $70.1 million for the three months ended June 30, 2009 as compared to the three months ended June 30, 2008. The increase was due primarily to an increase of $16.7 million in staff expenses, which included $18.8 million of costs related to the adoption of the 2008 Share Plan and equity grants to employees recorded in the second quarter of 2009, partially offset by lower severance related expenses.

•

Depreciation and amortization expense decreased by $17.4 million, or 8 percent, to $200.2 million for the three months ended June 30, 2009 as compared to the three months ended June 30, 2008. This decrease was primarily due to:

•

a net decrease of $18.9 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated, the impairment of Galaxy 26 and changes in estimated useful lives; and

•	a decrease of $6.7 million in amortization expense due to changes in the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $8.5 million in depreciation expense resulting from the impact of satellites placed into service during 2008.

•

Interest expense, net consists of the gross interest expense incurred less the amount of interest capitalized related to capital assets under construction and less interest income earned. We also held interest rate swaps with an aggregate notional amount of $3.3 billion to economically hedge the variability in cash flows on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net increased by $2.7 million, or 1 percent, to $339.6 million for the three months ended June 30, 2009, as compared to $336.9 million for the three months ended June 30, 2008. The increase in interest expense, net was principally due to the following:

•	an increase of $15.9 million related to the refinancing in 2008 of portions of debt at higher interest rates; and

•

an increase of $2.5 million due to a higher principal amount of debt and higher interest rates resulting from the repurchase or repayment of certain notes and loans in connection with our change of control offers that were completed in the second and third quarters of 2008; partially offset by

•	a decrease in interest expense of $17.1 million due to lower interest rates on our variable rate debt during the second quarter of 2009 as compared to the second quarter of 2008.

The non-cash portion of total interest expense, net was $106.4 million for the three months ended June 30, 2009 and included $75.8 million of payment-in-kind (“PIK”) interest expense. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the acquisition of the corporate parent on February 4, 2008 (the “New Sponsors Acquisition”).

EBITDA, New Bermuda Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $522.4 million for the three months ended June 30, 2009 reflected an increase of $32.0 million, or 7 percent, from $490.4 million for the same period in 2008. New Bermuda Adjusted EBITDA increased by $38.0 million, or 8 percent, to $502.7 million, or 78 percent of revenue, for the three months ended June 30, 2009 from $464.8 million, or 79 percent of revenue, for the same period in 2008. The lower margin percentage during the second quarter of 2009 reflected the impact of the lower margins on the re-sale of a launch vehicle as compared to the margins on our other services, and higher third-party capacity sales in the second quarter of 2009 as compared to the prior year period.

At June 30, 2009, Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $9.5 billion. At March 31, 2009, Intelsat’s backlog was $8.7 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set and Service Type

By Customer Set
	Three Months Ended June 30, 2008	Three Months Ended June 30, 2009
Network Services	49%	48%
Media	34%	31%
Government	15%	16%
Other	2%	5%

By Service Type
	Three Months Ended June 30, 2008	Three Months Ended June 30, 2009
Transponder Services	76%	74%
Managed Services	13%	13%
Channel	6%	5%
Mobile Satellite Services/Other	5%	8%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated free cash flow from operationsi of $163.4 million during the three months ended June 30, 2009, as a result of interest and satellite construction payments as well as changes in working capital during the period. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended June 30, 2009 totaled $150.9 million.

Intelsat generated free cash flow from operationsi of $112.8 million during the six months ended June 30, 2009. Payments for satellites and other property and equipment during the six months ended June 30, 2009 totaled $283.4 million.

Intelsat is in the process of procuring and building 11 satellites that are expected to be launched throughout the next three years, including the New Dawn joint venture satellite. The company expects that 2009 total capital expenditures will range from approximately $625 million to $675 million, however, several late 2009 contract milestones could result in some expenditures being delayed into 2010. The capital expenditure 2009 estimate excludes capital expenditures related to the New Dawn satellite, for which Intelsat’s cash contributions in 2009 are expected to be minimal. The company indicated that changes in the overall satellite launch market could result in increases to expected launch costs in the future.

End Notes

i

In this release, financial measures are presented both in accordance with generally accepted accounting policies (“GAAP”) and also on a non-GAAP basis. All combined period results, EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. New Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1/4% Senior Notes due 2017 and the 11  1/2%/12  1/2% Senior PIK Election Notes due 2017 issued by Intelsat Bermuda on June 27, 2008. Please see the reconciliations of New Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial information below.

ii	For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post-New Sponsors Acquisition on February 4, 2008) from January 1, 2008 to January 31, 2008 and from February 1, 2008 to June 30, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the six months ended June 30, 2009 compared to the combined six months ended June 30, 2008. This combination is not a measure in accordance with GAAP and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on Wednesday, August 12, 2009 to discuss the company’s financial results for the three and six months ended June 30, 2009. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, U.S.-based participants should call (866) 700-7173. Non-U.S. participants should call +1 (617) 213-8838. The participant pass code is 43344070. Participants will have access to a replay of the conference call through August 19, 2009. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801- 6888. The participant pass code is 18609535.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For more than 40 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-

looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2009
Revenue	$584,921	$642,484
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	81,935	107,286
Selling, general and administrative	51,164	70,126
Depreciation and amortization	217,559	200,159
Impairment of asset value	63,644	—
Unrealized gains on derivative financial instruments	(99,380)	(52,079)

Total operating expenses	314,922	325,492

Income from operations	269,999	316,992
Interest expense, net	336,934	339,612
Other income, net	2,835	5,267

Loss before income taxes	(64,100)	(17,353)
Provision for income taxes	17,861	15,395

Net loss	(81,961)	(32,748)
Net loss attributable to noncontrolling interest	—	8

Net loss attributable to Intelsat, Ltd.	$(81,961)	$(32,740)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to June 30, 2008	Six Months Ended June 30, 2008	Six Months Ended June 30, 2009
Revenue	$190,261	$967,339	$1,157,600	$1,274,331
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	136,732	162,415	210,806
Selling, general and administrative	18,485	80,739	99,224	116,635
Depreciation and amortization	64,157	361,238	425,395	411,088
Transaction costs	313,102	—	313,102	—
Impairment of asset value	—	63,644	63,644	499,100
Unrealized (gains) losses on derivative financial instruments	11,431	(67,860)	(56,429)	(44,123)

Total operating expenses	432,858	574,493	1,007,351	1,193,506

Income (loss) from operations	(242,597)	392,846	150,249	80,825
Interest expense, net	80,275	561,348	641,623	690,333
Loss on early extinguishment of debt	—	—	—	(14,876)
Other income, net	535	5,383	5,918	6,199

Loss before income taxes	(322,337)	(163,119)	(485,456)	(618,185)
Provision for (benefit from) income taxes	(10,476)	19,668	9,192	(27,851)

Net loss	(311,861)	(182,787)	(494,648)	(590,334)
Net income attributable to noncontrolling interest	—	—	—	(52)

Net loss attributable to Intelsat, Ltd.	$(311,861)	$(182,787)	$(494,648)	$(590,386)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

			Combined
	Three Months Ended June 30, 2008	Three Months Ended June 30, 2009	Six Months Ended June 30, 2008	Six Months Ended June 30, 2009
Net loss attributable to Intelsat, Ltd.	$(81,961)	$(32,740)	$(494,648)	$(590,386)
Add:
Interest expense, net	336,934	339,612	641,623	690,333
Loss on early extinguishment of debt	—	—	—	14,876
Provision for (benefit from) income taxes	17,861	15,395	9,192	(27,851)
Depreciation and amortization	217,559	200,159	425,395	411,088

EBITDA	$490,393	$522,426	$581,562	$498,060

EBITDA margin	84%	81%	50%	39%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenue. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

NEW BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

			Combined
	Three Months Ended June 30, 2008	Three Months Ended June 30, 2009	Six Months Ended June 30, 2008	Six Months Ended June 30, 2009
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$74,372	$314,226	$300,569	$396,178
Depreciation and amortization	(217,559)	(200,159)	(425,395)	(411,088)
Impairment of asset value	(63,644)	—	(63,644)	(499,100)
Provision for doubtful accounts	2,552	(1,049)	3,012	118
Foreign currency transaction gain	879	3,665	1,876	2,819
Loss on disposal of assets	(46)	(615)	(46)	(2,558)
Share-based compensation expense	(912)	(20,570)	(199,517)	(21,036)
Deferred income taxes	(7,342)	(5,352)	12,014	44,560
Amortization of discount, premium and issuance costs	(93,379)	(30,599)	(117,493)	(61,875)
Interest paid-in-kind	(51,431)	(75,832)	(78,256)	(148,675)
Loss on early extinguishment of debt	—	—	—	(14,496)
Share in gain of unconsolidated affiliates	225	127	225	259
Unrealized gains on derivative financial instruments	107,938	71,807	64,373	78,312
Other non-cash items	(922)	(199)	(1,056)	(242)
Changes in operating assets and liabilities, net of effect of acquisition	167,308	(88,190)	8,690	46,438

Net loss attributable to Intelsat, Ltd.	(81,961)	(32,740)	(494,648)	(590,386)

Add (Subtract):
Interest expense, net	336,934	339,612	641,623	690,333
Loss on early extinguishment of debt	—	—	—	14,876
Provision for (benefit from) income taxes	17,861	15,395	9,192	(27,851)
Depreciation and amortization	217,559	200,159	425,395	411,088

Intelsat, Ltd. EBITDA	490,393	522,426	581,562	498,060

Add (Subtract):
Parent and intercompany expenses, net	2,800	2,882	6,271	5,804
EBITDA from unrestricted subsidiaries	—	25	—	(487)
Compensation and benefits	1,639	16,439	4,338	18,074
Transaction costs	—	—	313,102	—
Acquisition related expenses	2,312	5,797	5,617	11,594
Share in gain of unconsolidated affiliates	(135)	(127)	(240)	(259)
Impairment of asset value	63,644	—	63,644	499,100
Unrealized gains on derivative financial instruments	(99,380)	(52,079)	(56,429)	(44,123)
Non-recurring and other non-cash items	6,419	9,606	9,530	13,870
Satellite performance incentives	(2,927)	(2,251)	(5,898)	(4,482)

New Bermuda Adjusted EBITDA	464,765	502,718	921,497	997,151

New Bermuda Adjusted EBITDA Margin	79%	78%	80%	78%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(184,611)	(200,320)	(401,052)	(385,912)
Parent and intercompany expenses	101	144	201	388
Non-recurring intercompany expenses	—	—	34,991	—
Satellite performance incentives	2,927	2,251	5,898	4,482

Sub Holdco Adjusted EBITDA	$283,182	$304,793	$561,535	$616,109

Note:

Intelsat calculates a measure called New Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 Bermuda PIK Notes. New Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. New Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. New Bermuda Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. New Bermuda Adjusted EBITDA Margin is defined as New Bermuda Adjusted EBITDA divided by Intelsat (Bermuda), Ltd. total revenue.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Sub Holdco dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

New Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, New Bermuda Adjusted EBITDA or New Bermuda Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2008	As of June 30, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$470,211	$527,229
Receivables, net of allowance of $20,237 in 2008 and $18,525 in 2009	302,934	318,625
Deferred income taxes	48,623	48,396
Prepaid expenses and other current assets	56,883	40,232

Total current assets	878,651	934,482
Satellites and other property and equipment, net	5,339,671	5,395,313
Goodwill	6,774,334	6,774,334
Non-amortizable intangible assets	2,957,200	2,458,100
Amortizable intangible assets, net	1,124,275	1,051,227
Other assets	583,201	480,542

Total assets	$17,657,332	$17,093,998

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$125,310	$144,745
Employee related liabilities	49,184	31,541
Accrued interest payable	410,082	370,709
Current portion of long-term debt	99,358	97,878
Deferred satellite performance incentives	26,247	20,931
Deferred revenue	78,082	42,385
Other current liabilities	56,950	61,503

Total current liabilities	845,213	769,692

Long-term debt, net of current portion	14,773,975	14,908,558
Deferred satellite performance incentives, net of current portion	128,972	119,273
Deferred revenue, net of current portion	166,311	222,537
Deferred income taxes	562,742	540,893
Accrued retirement benefits	235,014	237,164
Other long-term liabilities	436,258	355,770

Noncontrolling interest	4,500	5,426

Shareholder’s equity (deficit):
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	1,461,006	1,481,411
Accumulated deficit	(886,306)	(1,476,692)
Accumulated other comprehensive loss	(70,365)	(70,046)

Total shareholder’s equity (deficit)	504,347	(65,315)

Total liabilities and shareholder’s equity (deficit)	$17,657,332	$17,093,998

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2009
Cash flows from operating activities:
Net loss	$(81,961)	$(32,740)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	217,559	200,159
Impairment of asset value	63,644	—
Provision for doubtful accounts	(2,552)	1,049
Foreign currency transaction gain	(879)	(3,665)
Loss on disposal of assets	46	615
Share-based compensation expense	912	20,570
Deferred income taxes	7,342	5,352
Amortization of bond discount, issuance costs and other non-cash items	93,379	30,599
Interest paid-in-kind	51,431	75,832
Share in gain of unconsolidated affiliates	(225)	(127)
Unrealized gains on derivative financial instruments	(107,938)	(71,807)
Other non-cash items	922	199
Changes in operating assets and liabilities:
Receivables	(10,426)	(7,137)
Prepaid expenses and other assets	(12,304)	7,885
Accounts payable and accrued liabilities	(173,214)	42,695
Deferred revenue	4,883	44,067
Accrued retirement benefits	351	1,040
Other long-term liabilities	23,402	(360)

Net cash provided by operating activities	74,372	314,226

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(98,337)	(150,853)
Proceeds from sale of other property and equipment	—	(66)
Other investing activities	3,943	2,519

Net cash used in investing activities	(94,394)	(148,400)

Cash flows from financing activities:
Repayments of long-term debt	(3,198,106)	(57,125)
Proceeds from issuance of long-term debt	3,215,394	17,880
Debt issuance costs	(99,998)	—
Repayments of funding of capital expenditures by customer	(21,500)	—
Payment of premium on early retirement of debt	(31,835)	—
Principal payments on deferred satellite performance incentives	(5,012)	(5,656)
Principal payments on capital lease obligations	(213)	(91)

Net cash used in financing activities	(141,270)	(44,992)

Effect of exchange rate changes on cash and cash equivalents	879	3,665

Net change in cash and cash equivalents	(160,413)	124,499
Cash and cash equivalents, beginning of period	323,080	402,730

Cash and cash equivalents, end of period	$162,667	$527,229

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1 to January 31, 2008	Period February 1 to June 30, 2008	Six Months Ended June 30, 2008	Six Months Ended June 30, 2009
Cash flows from operating activities:
Net loss	$(311,861)	$(182,787)	$(494,648)	$(590,386)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,157	361,238	425,395	411,088
Impairment of asset value	—	63,644	63,644	499,100
Provision for doubtful accounts	3,922	(6,934)	(3,012)	(118)
Foreign currency transaction gain	(137)	(1,739)	(1,876)	(2,819)
Loss on disposal of assets	—	46	46	2,558
Share-based compensation expense	196,414	3,103	199,517	21,036
Deferred income taxes	(16,668)	4,654	(12,014)	(44,560)
Amortization of discount, premium, issuance costs and other non-cash items	6,494	110,999	117,493	61,875
Interest paid-in-kind	—	78,256	78,256	148,675
Loss on early extinguishment of debt	—	—	—	14,496
Share in gain of unconsolidated affiliates	—	(225)	(225)	(259)
Unrealized (gains) losses on derivative financial instruments	11,748	(76,121)	(64,373)	(78,312)
Other non-cash items	108	948	1,056	242
Changes in operating assets and liabilities, net of effect of acquisition:
Receivables	358	7,675	8,033	(15,573)
Prepaid expenses and other assets	(25,270)	(9,579)	(34,849)	9,496
Accounts payable and accrued liabilities	70,704	(85,298)	(14,594)	(56,775)
Deferred revenue	14,342	16,997	31,339	20,530
Accrued retirement benefits	78	658	736	2,151
Other long-term liabilities	5,230	(4,585)	645	(6,267)

Net cash provided by operating activities	19,619	280,950	300,569	396,178

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(24,701)	(180,162)	(204,863)	(283,403)
Proceeds from sale of other property and equipment	—	—	—	678
Capital contribution to unconsolidated affiliates	—	(3,554)	(3,554)	(6,105)
Other investing activities	—	3,943	3,943	3,706

Net cash used in investing activities	(24,701)	(179,773)	(204,474)	(285,124)

Cash flows from financing activities:
Repayments of long-term debt	(168,847)	(4,458,106)	(4,626,953)	(433,203)
Proceeds from issuance of long-term debt	—	3,215,394	3,215,394	400,365
Proceeds from revolving credit facility	150,000	—	150,000	—
Debt issuance costs	—	(99,998)	(99,998)	(7,331)
Repayments of funding of capital expenditures by customer	—	(30,862)	(30,862)	—
Payment of premium on early retirement of debt	—	(70,308)	(70,308)	—
Principal payments on deferred satellite performance incentives	(1,333)	(8,662)	(9,995)	(15,015)
Principal payments on capital lease obligations	(2,124)	(2,344)	(4,468)	(1,671)

Net cash used in financing activities	(22,304)	(1,454,886)	(1,477,190)	(56,855)

Effect of exchange rate changes on cash and cash equivalents	137	1,739	1,876	2,819

Net change in cash and cash equivalents	(27,249)	(1,351,970)	(1,379,219)	57,018
Cash and cash equivalents, beginning of period	426,569	1,514,637	1,541,886	470,211

Cash and cash equivalents, end of period	$399,320	$162,667	$162,667	$527,229

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

			Combined
	Three Months Ended June 30, 2008	Three Months Ended June 30, 2009	Six Months Ended June 30, 2008	Six Months Ended June 30, 2009
Net cash provided by operating activities	$74,372	$314,226	$300,569	$396,178
Payments for satellites and other property and equipment (including capitalized interest)	(98,337)	(150,853)	(204,863)	(283,403)

Free cash flow from (for) operations	$(23,965)	$163,373	$95,706	$112,775

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.